Exhibit 99.2

To Securities Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We are sending you this letter in connection with the distribution to our stockholders holding our common stock, par value $.0001 per share (“Common Stock”), of transferable subscription rights (“Rights”) to purchase our Common Stock. We have described the Rights and the rights offering in the enclosed Prospectus and evidenced the Rights by one or more rights certificate(s) registered in your name or the name of your nominee.

We are asking you to contact your clients for whom you hold our Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Rights. We have enclosed several copies of the following documents for you to use:

1.	The Prospectus;

2.	The “Instructions for Use of PriceSmart, Inc. Common Stock Rights Certificates”;

3.	Instructions for Certification of Taxpayer Identification Number on Form W-9;

4.	A form letter which may be sent to your clients for whose accounts you hold Common Stock registered in your name or the name of your nominee;

5.	A Beneficial Owner Election Form, on which you may obtain your clients’ instructions with regard to the Rights;

6.	A Nominee Holder Certification Form;

7.	A Notice of Guaranteed Delivery; and

8.	A return envelope addressed to Mellon Investor Services LLC, the subscription agent for the rights offering.

We request that you act promptly. You may obtain additional copies of the enclosed materials and may request assistance or information from the information agent, Mellon Investor Services LLC, at (888) 684-7182.

Very truly yours,

PRICESMART, INC.

YOU ARE NOT AN AGENT OF MELLON INVESTOR SERVICES LLC NOR OF ANY OTHER PERSON (INCLUDING PRICESMART, INC.) WHO IS DEEMED TO BE MAKING OR WHO IS MAKING OFFERS OF OUR COMMON STOCK IN THE RIGHTS OFFERING, AND YOU ARE NOT AUTHORIZED TO MAKE ANY STATEMENTS ON THEIR OR OUR BEHALF, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.